CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-129005 on Form N-1A of our reports dated October 25, 2024, relating to the financial statements and financial highlights of the Pioneer Global Sustainable Equity Fund and Pioneer High Income Municipal Fund, appearing in Form N-CSR of Pioneer Series Trust V for the year ended August 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts
December 19, 2024